Apollo Medical Holdings, Inc. Announces Completion of $1.25 Million Private Placement of Convertible Notes

Glendale, California, October 16, 2009 – Apollo Medical Holdings, Inc. (OTC-BB:AMEH), a leading provider of management services to medical groups that provide comprehensive hospital-based medical services, today announced that it has completed the sale of convertible notes and warrants through a private placement offering.

In connection with the private placement, the Company will receive gross cash proceeds of $1.25 million.

“We have successfully implemented our plan to strengthen the Company’s balance sheet,” stated Warren Hosseinion, M.D., Chief Executive Officer of Apollo Medical Holdings, Inc. “With this new funding and continued improvement in our overall financial performance, we are now well positioned to achieve our strategic goals.”

Apollo intends to use net proceeds from the offering for physician recruitment and start-up expenses related to new contracts, marketing, upgrading of its proprietary web-based ApolloWeb software, repayment of debt and to support general operations.

The convertible notes and warrants are convertible into shares of Apollo’s common stock at an initial price of $0.125 per share.  The 10% notes will mature on January 31, 2013.

Syndicated Capital, Inc., based in Santa Monica, California, acted as the exclusive placement agent for the transaction.

About Apollo Medical Holdings, Inc.

Apollo Medical Holdings, Inc. is a leading provider of management services to medical groups that provide hospital-based medical services. Apollo intends to capitalize on the growing market for hospital-based physicians, such as hospitalists, or physicians with expertise in hospital medicine.  There are 4900 acute care hospitals in the U.S., with over 35 million annual admissions. Total U.S. spending on hospital care is over $650 billion dollars, and is expected to increase to $1.3 trillion by 2016.  There are tremendous inefficiencies in the delivery of inpatient care as well as a high  rate of hospital errors.  Both of these are drivers for the growth of hospital-based medicine.  Apollo and its affiliated medical groups have proven expertise in providing excellent and efficient care to hospitalized patients.

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company’s actual results, performance and achievement in the future to differ materially from forecasted results, performance and achievement.  These risks and uncertainties are described in the Company’s periodic filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company’s plans or expectation.